EXHIBIT 2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 19, 2008, between W Holdings, LLC corporation (the “Seller”), and MKM Capital Opportunity Fund Ltd. (the “Purchaser”).

W I T N E S E T H:

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, 114,605,772 shares (the “Shares”) of Trestle Holdings, Inc.’s (“Company”) common stock, par value $0.001 per share (the “Common Stock”), representing approximately 80.0% of Company’s issued and outstanding Common Stock.

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             SUBSCRIPTION FOR AND PURCHASE OF SHARES

1.1           Purchase of Shares.   Subject to the terms and conditions set forth herein, Purchaser hereby subscribes for and agrees to purchase, and Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, the Shares for an aggregate consideration of $475,000 (the “Purchase Price”).

1.2           Deposit.  In connection with the LOI and this contemplated Agreement, the Purchaser has deposit with the Seller One-Hundred Thousand Dollars ($100,000) of the Aggregate Purchase Price (the “Deposit”) in anticipation of the closing of the transactions contemplated herein. The Deposit shall be fully refundable if, on or prior to August 19, 2008, the Purchaser decides, for whatever reason whatsoever not to pursue the transactions contemplated herein.  In such event, the Purchaser shall notify the Seller in writing and the Seller will immediately return the funds as instructed.  The Deposit shall be non-refundable after August 19, 2008 and shall be to the property of the Seller.

1.3           Closing Date. The closing of the transactions contemplated hereby shall take place at the offices of Stubbs Alderton & Markiles, LLP, 15260 Ventura Blvd., 20th Floor, Sherman Oaks, California 91403, at 10:00 a.m. PDT, on August 19, 2008, or at such other location, date and time, as may be agreed upon between Purchaser and Seller, or by facsimile or other electronic means (such closing being called the “Closing” and such date and time being called the “Closing Date”).

1.4           Delivery.  At the Closing, (i) Seller shall deliver to Purchaser or its designee a certificate or certificates registered solely in Purchaser’s name representing the Shares, (ii) the Purchaser shall deliver the Purchase Price, less the Deposit, by wire transfer of immediately available funds to the account designated in Exhibit A, and (iii) Seller shall retain the Deposit delivered on the date hereof.

1.5           Legend.  (a) The certificate or certificates representing the Shares shall bear a legend restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledging the restrictions on transfer set forth herein, such legend shall be substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW.  NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) THE HOLDER SHALL DELIVER TO COMPANY AN OPINION OF ITS COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO COMPANY AND REASONABLY CONCURRED IN BY COMPANY’S COUNSEL, THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(b) Company agrees (i) to remove the legend set forth in Section 1.4(a) upon receipt of an opinion of Purchaser’s counsel, reasonably concurred in by Company’s counsel within ten (10) business days of Company’s receipt of such opinion, that the Shares are eligible for transfer without registration under the Securities Act and (ii) to remove such legend at such time as the Shares are subject to an effective registration statement registering the Shares under the Securities Act.

2.             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

2.1    Organization.  Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws.  Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.  Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or conditions (financial or otherwise) of Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).  Purchaser acknowledges that Company has no business or operations.

2.2    Authorization.  Company has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the authorization, sale, issuance and delivery of the Shares.  This Agreement constitutes the legal, valid, and binding obligation of Company enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

2.3    No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of, Company’s Amended and Restated Certificate of Incorporation or Bylaws, as amended (“Organizational Documents”), or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets.

2.4    Capitalization.  (a) The authorized capital stock of Company consists solely of (i) 1,500,000,000 shares of Common Stock, of which 143,257,214 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. The Shares, when issued at the Closing, will be duly authorized, validly issued, fully paid and nonassessable.

(b)  Except for warrants to purchase 816,014 shares of Common Stock, which are exercisable at ranges from $0.51 to $5.40 per share, and options to purchase 10,000 shares of Common Stock exercisable at $67.50 per share, Company has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company’s capital stock, any other commitments or agreements providing for the issuance of additional shares of Company’s capital stock, the sale of treasury shares or for the repurchase or redemption of shares of Company’s capital stock or any obligations arising from canceled stock of Company.  There are no agreements of any kind which may obligate Company to issue, purchase, register for sale or re-sale, redeem or otherwise acquire any of its securities or interests.  The issuance and sale of the Shares will not give rise to any preemptive rights or rights of first refusal on behalf of any person in existence on the date hereof.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company. There are no outstanding securities of Company, or contracts binding on Company relating to such securities, that give to their holders anti-dilution protections or similar rights. The issuance of the Shares will not give any other holder of Company’s securities the right to receive as a result of such issuance any additional securities or property or change any material rights enjoyed with respect to such securities.

(c) There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares known to the Company.

2.5    Compliance With Securities Laws.  Subject to and in reliance on the truth and accuracy of Purchaser’s representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares is exempt from the registration requirements of the Securities Act and any applicable state securities laws and neither Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.6    SEC Documents.  Company has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) since December 31, 2007 (the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later document filed with the SEC and made publicly available prior to the date of this Agreement, none of the SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Company’s financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnotes).  Except as disclosed in financial statements included in the SEC Documents, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto and which would reasonably be expected to have a Material Adverse Effect.

2.7    Absence of Certain Changes or Events.  Since the date of Company’s Quarterly Report on Form 10-QSB filed on August 7, 2008, which contains unaudited financial statements of Company prepared in accordance with the requirements of Form 10-Q, (a) Company has conducted its business in the ordinary course and (b) there has not been any action taken and there has not been any event which would require Company to amend or supplement any of the SEC Documents or to file a Current Report on Form 8-K.  Schedule 2.7 sets forth (i) the aggregate accounts payable, liabilities and other obligations of Company expected to be accrued through August 19, 2008, and (ii) the aggregate accounts payable, liabilities and other obligations of Company not expected to be accrued through August 19, 2008 but known to Company (including to any director, officer or employee of Company).  Schedule 2.7, and shall be updated on and as of the Closing Date by mutual agreement of the parties.

2.8    Governmental and Like Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the SEC, the Over-the-Counter Bulletin Board or under applicable state securities laws.

2.9    Litigation.  Except as disclosed in the SEC Documents, there is no suit, action, or proceeding pending or affecting Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (a) have a Material Adverse Effect, (b) impair Company’s ability to perform its obligations under this Agreement or (c) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen in the future have, any such effect.

3.             REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1    Organization. Purchaser is duly organized and validly existing under the laws of Cayman, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

3.2    Authority. Purchaser has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

3.3    Investment.  Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and are being issued pursuant to an exemption from the registration requirements of the Securities Act.

3.4    Accredited Investor Status.  Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and is (a) fully capable of evaluating the risks and merits associated with the execution of this Agreement and the purchase of the Shares, without qualification, and (b) able to bear the economic risk of its investment in the Shares, hold the Shares for an indefinite period of time and afford a complete loss of its investment.

3.5    Restricted Securities.   Purchaser understands that the Shares are restricted securities under the Securities Act insofar as they are being acquired from Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations promulgated thereunder the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  Purchaser is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.6    Director’s and Officer’s Insurance. Purchaser will maintain and keep effective Company’s existing Director’s and Officer’s Liability Insurance, in the form and containing the terms existing as of the date hereof, through September 30, 2008.  Additionally, Purchaser will not, for a period of one year following the Closing Date, change Company’s Organizational Documents regarding indemnification of directors and officers except as may be required by law.

3.7    Adverse Claims. Neither Purchaser (nor any of its principal stockholders or directors or executive officers): (a) has ever been party to any adverse action brought by the Securities and Exchange Commission or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years.

3.8    Filing. Within two (2) days of the execution of this Agreement, Purchaser will provide the Company with the true and correct copy of the information needed to complete the information statement (the “Information Statement”) under Rule 14(f)(1) of the Securities Exchange Act of 1934, as amended, containing the information required therein to be filed by the Company in connection with this Agreement.

4.             CONDITIONS PRECEDENT TO CLOSING

4.1            Conditions to Obligations of Purchaser.  Purchaser’s obligation to purchase the Shares pursuant to this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Seller under Section 2 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have certified to such effect to Purchaser in writing.

(b)    No Order Pending.  There shall be no order, ruling, judgment or decree in effect, including of any regulatory agency, which would enjoin or prohibit the transactions contemplated hereby.

(c)    Delivery of Stock Certificates. Seller shall have delivered a stock certificate or stock certificates representing the Shares.

(d)           Agreements, Conditions and Covenants.  Seller shall have performed or complied in all respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(e)            Other Closing Conditions.  The following closing conditions must also have been satisfied, or otherwise waived by Purchaser:

(i)             Company shall have obtained and delivered to Purchaser a resolution of its Board of Directors consenting to (A) the transactions contemplated hereby, (B) the filing of a Form 8-K announcing a change in control;

(ii)            Company shall have no liabilities exceeding schedule 2.7;

(iii)           Company shall have no outstanding unresolved SEC issues;

(iv)           Company shall have no operating business;

(v)            Company shall have had no disagreements with its independent auditors or legal counsel;

(vi)           As soon as practical, Company shall have filed the Information Statement under Rule 14(f)(1) of the Securities and Exchange Act of 1934, as amended, disclosing the change of control of Company contemplated by the transactions herein; and

(vii)          Company shall have no liens, security interests, encumbrances or other obligations on or in respect of any of its property or assets and shall cause all existing UCC financial statements to have been terminated.

4.2           Conditions to Obligations of Seller.  Seller’s obligation to sell and transfer the Shares pursuant to this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser under Section 3 of this Agreement shall be true, complete and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(b)    No Order Pending.  There shall be no order, ruling, judgment or decree in effect, including of any regulatory agency, which would enjoin or prohibit the transactions contemplated hereby.

(c)            Agreements, Conditions and Covenants.  Purchaser shall have performed or complied in all respects with all agreements, conditions and covenants required by this Agreement to be formed or complied with by it on or before the Closing Date.

5.           COVENANTS

5.1            The parties will use their reasonable best efforts to complete the transactions contemplated hereby no later than August 19, 2008.  At Closing, the parties will deliver such documentation as may be reasonably requested by the other party’s counsel to effect the transactions contemplated herein.

5.2            The directors of Company prior to the Closing will compromise and settle all amounts of any kind due and owing to them by Company for any reason whatsoever, without qualification, through and including the Closing Date, and Company’s Interim President shall have certified to such effect, and shall have provided written evidence thereof, to Purchaser in writing.

5.4            Until the earlier of the termination hereof, the Closing, or the mutual written agreement of the parties, the parties agree as follows:

(a)            Company shall operate its business, if any, prior to the Closing in the normal and ordinary course consistent with past practices, and hereby agrees to take all necessary steps to ensure that Company does not incur any material liabilities.

(b)            Each party shall keep confidential any information obtained in connection with the transactions contemplated herein, unless such information has been rightfully obtained from a third party or is generally available to the public. In the event that public disclosure is required to be made by any regulation or law, or by any regulatory filing in connection with the transactions contemplated herein, such disclosure shall be agreed by all parties, including, without limitation, approval as to form and content.

(c)            Company shall provide Purchaser and its representatives with access to financial and other information relating to Company as may be reasonably necessary in order for Purchaser to make informed decisions as to the viability of the business arrangements contemplated herein.

(d)           (i)             Between the date hereof and 11:59 p.m. (Pacific Daylight Time) on August 19, 2008, or such earlier time and date as Purchaser and Seller mutually agree in writing to the termination hereof (the “Expiration Date”), neither Company nor any of its officers, directors, employees, agents, advisors or controlled affiliates will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions and/or negotiations with, any corporation, partnership, person or other entity or group (an “Entity”) (other than discussions with Purchaser) regarding any acquisition of Company, any merger or consolidation or any similar transaction with or involving Company, or any acquisition of any material portion of the stock or assets of Company (each, a “Competing Transaction”).  Company agrees that any such negotiations (other than negotiations with Purchaser) in progress as of the date hereof will be terminated or suspended during such period.

(ii)            Notwithstanding any portion of the foregoing to the contrary, Company’s Board of Directors may furnish information to, and enter into discussions and/or negotiations with, any Entity who makes (and does not withdraw) an unsolicited, written proposal or offer regarding a Competing Transaction if: (1) Company’s Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that such action is required in order for Company’s Board of Directors to comply with its fiduciary obligations to Company’s stockholders under applicable law; (2) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions and/or negotiations with, such Entity, Company gives Purchaser written notice of Company’s intention to furnish information to, or enter into discussions and/or negotiations with, such Entity, and (y) Company receives from such Entity an executed confidentiality agreement; and (3) contemporaneously with furnishing any such information to such Entity, Company furnishes such information to Purchaser (to the extent such information has not been previously furnished by Company to Purchaser).  Company will notify Purchaser promptly, and in any event within one (1) business day, after receipt by Company (or any of its officers, directors, employees, agents, advisors or controlled affiliates) of any proposal or offer for, or inquiry respecting, any Competing Transaction or any request for information in connection with such a proposal, offer or inquiry, or for access to the properties, books or records of Company by any Entity that informs Company that it is considering making, or has made, such a proposal, offer or inquiry.  Such notice to Purchaser will indicate in reasonable detail the identity of the Entity making such proposal, offer or inquiry and the terms and conditions of such proposal, offer or inquiry.  Thereafter Company shall provide Purchaser as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Purchaser informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such proposal, offer, inquiry or request.  In no event will Company enter into an agreement (other than a confidentiality agreement as provided above) concerning any such Competing Transaction prior to the Expiration Date.

6.             TERMINATION; ESCROW

6.1            Termination.  This Agreement may be terminated only as follows:

(a)            at any time by mutual agreement of Seller and Purchaser; or

(b)            by Purchaser, by providing written notice to Company at any time (i) after the Expiration Date, if the Closing shall not have occurred on or before that date, so long as Purchaser is not then in material breach of its obligations hereunder, or (ii) if Seller shall have materially breached its obligations under this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof, or (iii) if, on or before the Expiration Date, Seller shall have communicated to Purchaser (whether in writing or otherwise) its intention to enter into a Competing Transaction; or

(c)            by Seller, by providing written notice to Purchaser (i) after the Expiration Date, if the Closing shall not have occurred on or before that date, so long as Seller is not then in material breach of its obligations hereunder, or (ii) if Purchaser shall have materially breached its obligations under this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof, or (iii) at any time on or before the Expiration Date, by providing written notice to Purchaser of its intention to enter into a Competing Transaction.

6.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either Company or Purchaser as provided in Section 6.1, this Agreement will forthwith become null and void and there will be no liability or obligations on the part of Seller, on the one hand, or Purchaser, on the other hand, or any of their respective affiliates, officers, directors or shareholders.  In the event of termination by Purchaser, the Seller shall retain the Deposit.

7.             MISCELLANEOUS

7.1            Representations and Warranties. The representations and warranties of Seller and Purchaser shall not survive beyond the Closing.

7.2            Waiver, Amendment.  Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.

7.3            Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Company or Purchaser, without the prior written consent of each other party.

7.4            Section and Other Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5            Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of laws thereof.

7.6            Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

7.7            Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a) if to Purchaser:

MKM Capital Opportunity Fund Ltd.

Attn:  David Skriloff, Portfolio Manager

(b) if to Seller:

W Holdings, LLC
3940 Laurel Canyon Blvd. # 327
Studio City, CA 91604

7.9            Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

IN WITNESS WHEREOF, Company and Purchaser have executed this Agreement as of the date first written above.

W Holdings, LLC

By:	/s/ David Weiner
Name: David Weiner
Title: President

MKM CAPITAL OPPORTUNITY FUND LTD.

By:	/s/ David Skriloff
Name: David Skriloff
Title: Portfolio Manager